Exhibit 5.1

June 19, 2012

MagneGas Corporation
150 Rainville Road
Tarpon Springs, FL 34689

Gentlemen:

We are acting as counsel for MagneGas Corporation, a Delaware company (the “Company”), in connection with the Registration Statement on Form S-1 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to:  (a) the issuance and sale by the Company of up to 25,000,000 shares of common stock of the Company, par value $0.001 per share (including shares subject to the underwriters’ over-allotment option) (“Common Stock”) in connection with the offering described in the Registration Statement (“Company Shares”), and (b) the sale by the parties listed as selling stockholders in the Registration Statement (“Selling Stockholders”) of up to 6,000,000 shares of Common Stock of the Company in the offering described in the Registration Statement (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”).  The Company and the Selling Stockholders will collectively in the aggregate sell up to 31,000,000 Shares (including the Shares subject to the underwriters’ over-allotment option) in the offering described in the Registration Statement.

We have reviewed and are familiar with such documents, certificates, corporate proceedings and other materials, and have reviewed such questions of law, as we have considered relevant or necessary as a basis for this opinion.  Based upon the foregoing, we are of the opinion that:  (a) the Company Shares have been duly authorized, and (i) when the Registration Statement becomes effective under the Act, (ii) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of offering of the Shares and related matters, and (iii) when the Company Shares have been issued and sold by the Company in the manner contemplated by the underwriting agreement in the form filed with the Commission as an exhibit to the Registration Statement and in accordance with such Board action, such Company Shares will be duly authorized, validly issued, fully paid and non-assessable; and (b) the Selling Stockholder Shares have been duly authorized, validly issued, fully paid, and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law, including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188
475 Park Avenue South, 28th Fl., New York, NY 10016 Tel 646 588 5195 Fax 646 619 4494
anslowlaw.com